Exhibit 10.16

English Translation

Contract Reg. No.:

Technology Development Contract

Project Name: Editor System for Shadow Company Series of Games

Trustor: Beijing Perfect World Network Technology Co., Ltd.

(Party A)

Trustee: E-Pie Entertainment and Technology Co., Ltd.

(Party B)

Place of Execution: Haidian District, Beijing Municipality

Date of Execution: July 15th, 2005

Validity Period: From July 15th 2005 to December 31st 2005

Beijing Technology Market Administration Office

English Translation

Instructions

1. “Contract Reg. No.” will be filled in by the Technology Contract Registration Department.

2. “Technology Transfer Contract” refers to a contract entered into by and between the parties for transferring patent rights, patent application rights, patent licenses or know-how. The text of this Contract is applicable to transfer of know-how. For transfer of patent rights, patent application rights or patent licenses, the text of the technology contract for patents shall be applied.

3. If it is a planned project, indicate it at the level of the department/commission of the State Council, the province, the autonomous region, the municipality directly under the Central Government, the municipality directly under State planning, the municipality or the county. If it does not belong to any of the above levels, check the blank space with ( / ).

4. The scope of know-how and confidentiality period refer to the obligations of both parties for the confidentiality of the know-how, the geographical scope of confidentiality, the beginning and ending times of confidentiality, and the liabilities for disclosing know-how.

5. In this Contract, for any clause that will not be filled in, as agreed by both parties, check the blank space with ( / ).

English Translation

As per the provisions of the Contract Law of the People’s Republic of China and through friendly negotiation between Party A and Party B regarding the technology transfer of the project of Editor System for Shadow Company Series of Games (this project is a     /     planT), this Contract is entered into by and between both parties.

I. Contents, Requirements and Industrial Development Degree of Know-how

[Brief Introduction of Main Functions and Uses]

Basic functions and technical indexes of Editor System for Shadow Company Series of Games

The network game editor is an indispensable tool for developing and making network games. Using the editor toolkit will not only dramatically reduce the workload of developers and reduce development costs, but also significantly improve the control over the development process and improve the development quality. In addition, using the editor toolkit also enables many game characteristics that could not be achieved before.

The game editor provides a continuously evolving tool. Hardware and operating systems are continuously upgrade, the engine has to continuously upgrade in order to fully use the benefits and conveniences brought by the upgraded hardware and system and to continuously give users brand-new experiences.

[Brief Introduction of Main Technical Indexes]

It is mainly applicable to PIII500 or above.

Operating system: Windows 2000, XP

Programming language and edition: VC6++

Main technical indexes of the toolkit:

(I) Mesh Model Data

Currently most hardware accelerating cards can only accelerate the hardware for models based on polygon (triangle) representations, so polygon-based mesh model data, which is an important data type for representing 3D models, must be provided in the 2D/3D graphical image engine. Considering the fact that display cards accelerating hardware for surface-based representations are currently available, such cards will become popular. Such surface-based representations can represent very smooth surfaces with very few data, so the mesh model data of the engine must be able to provide program for realizing surface-based representations. Such mesh data types will be used for representing various kinds of objects and at the same time for representing outdoor landforms and buildings.

(II) Composite model objects

A composite model is based on model objects. It is a data structure that has some additional sound events, effect events and logical events that can conveniently synchronize sounds, effects and logical actions with the animations of the model.

(III) Objects of special visual effects

Such objects of special visual effects are used to represent various kinds of special visual effects (e.g. explosions, blood stains, bullets, bullet holes, halos, etc) that are added to games to enhance the realism of pictures. They include:

♦

Decal: It is usually used to represent special visual effects based on sequence charts that are always oriented toward users. For example, Decal is suitable for representing changes of the explosive core.

English Translation

♦	BillBoard: It is usually used to represent effects with a single orientation. For example, the snap lines of bullets, etc.

♦	Lamp and Lens Flare: They are used to represent the halos of lights.

(IV) Automatic model simplification algorithms

In order to process extra large scenes, some automatic simplification algorithms must be applied to the objects, landforms and buildings in the scenes to remove undistinguishable details from distant objects, thus reducing the processing work of the engine, improving the processing speed of the engine and enhancing the interactivity of games.

(V) Abstract definition and realization of hardware resources

This includes: abstraction, definition and realization of input devices (keyboard, mouse, serial port, network, etc), abstraction, definition and realization of output devices (display equipment, feedback mouse, voice card, network, etc), file storage devices, file objects, directory objects, resources package objects, etc.

(VI) Analog algorithms for natural phenomena

Natural phenomena, e.g. rain, snow, lightning, etc, need to use the program’s algorithms to achieve enough natural realism. So the engine must provide analog algorithms for these natural phenomena to help introduce these natural phenomena into the final game.

II. Technical Information and Materials and the Deadline, Place and Means of Delivery

Within 30 days after this Contract takes effect, Party B shall provide Party A the following technical information and materials by in-person delivery in Haidian District, Beijing:

1.	User requirements files for this system

2.	General design files of this system

3.	List of core technologies used in this system

4.	Detailed manual for core technologies of this system

5.	Descriptions of core algorithms of this system

6.	Detailed designs files for all parts of this system

7.	Source codes for the programs of core algorithms of this system

8.	Source codes of the sub-programs of all functions of this system

9.	Electronic version of user’s instructions of this system

10.	Common troubles of this system and programs for eliminating them

11.	Other technical documents deemed by both parties as necessary

For clauses marked with “T”, please fill in as per the requirements of the instructions.

III. R&D Plan

From July 15th 2005, when this Contract is executed, to December 31st 2005, Party A shall complete the delivery of the overall system design, core technologies, source codes, core algorithms and relevant technical materials.

English Translation

IV. Criteria and Method for Acceptance

After Party A has used and trial operated this technology for 1 month and all the technical indexes listed in Article I herein have been achieved, acceptance inspection shall be conducted as per the criteria jointly formulated by both parties by means of an acceptance verification meeting. The technical project acceptance certificate shall be issued by Party A.

V. Price and Payment Method

(I)	Total price (in words): Renminbi One Million and Eight Hundred Thousand Yuan ONLY

Including the price of the technology transaction (in words): Renminbi One Million and Eight Hundred Thousand Yuan ONLY

(II)	Method for payment: The price will be paid in installments as described below

The initial installment, Renminbi one million Yuan ONLY, shall be paid by Party A to Party B by August 31st 2005 after this Contract is signed and takes effect.

The 2nd installment, Renminbi Four hundred thousand Yuan ONLY, shall be paid by Party A to Party B on November 30th 2005.

The balance, Renminbi Four hundred thousand Yuan ONLY, shall be paid by Party A to Party B within two months after Party A has completed testing and acceptance of the technical results delivered by Party B.

ƒ	Take commission at a rate of	% of the profit for the period from to

„	Take commission at a rate of	% of the profit for the period from to

…	Other means:

VI. Calculation of Liquidated Damages or Compensation

When this Contract is breached, the breaching party shall bear the liabilities in accordance with relevant provisions of the Contract Law of the People’s Republic of China.

(I) If Party B breaches any provision of Article II herein, Party B shall bear the following liability:

Party B shall pay to Party A an amount of Renminbi ten thousand only (RMB10,000) as the liquidated damages for each of the delayed days.

(II) If Party A breaches any provision of Article VI herein, Party A shall bear the following liability:

Party A shall pay to Party B an amount of Renminbi ten thousand only (RMB10,000) as the liquidated damages for each of the delayed days.

English Translation

VII. Contents of Technical Directions (Incl. Place, Method and Expenses)

Party B shall be responsible for training 10 ordinary technicians of Party A. The training shall enable the people of Party A to install, use, debug and trouble shoot the system in an experienced manner. The training time shall not be less than 10 working days. The training shall be held in Beijing. Party B shall be responsible for paying for the foods and accommodation for the people of Party A when they stay in Beijing.

Party B shall be responsible for training two core technicians of Party A. The training shall enable the people of Party A to grasp the overall design, core algorithms and core technologies of the system in an experienced manner and to understand the core program codes. The training time shall not be less than 10 working days. The training shall be held in Beijing. Party B shall be responsible for paying for the foods and accommodation for the people of Party A when they stay in Beijing.

VIII. Ownership of Technical Results

After Party A pays the development price, the whole copyright of the technology development project as agreed herein belongs to Party A. It is hereby guaranteed by Party B that the trusted development project does not infringe on any third party’s intellectual property rights, including the patented rights, copyrights, etc.

X. Means for Settlement of Disputes

Any dispute arising during performing this Contract shall be settled through reconciliation or mediation between both parties. In case reconciliation or mediation fails to solve it, it may be solved through arbitration or any judicial procedure.

(I) It is agreed by both parties to submit the dispute to Beijing Haidian District Arbitration Commission for arbitration;

(II) It is agreed by both parties to submit it to the people’s court at the domicile of the plaintiff.

XI. Interpretation of Terms and Terminologies

XII. Others

English Translation

Transferee (Party A)	Name	Beijing Perfect World Network Technology Co., Ltd.			Technology Contract Seal Or Corporate Seal [Seal: Beijing Perfect World Network Technology Co., Ltd.]
	Legal Rep	Chi Yufeng
	Authorized Agent	(Signature and Seal) /s/ Chi Yufeng
	Contact (Handler)	Zeng Yingxue
	Domicile (Mail Add)	Tsinghua University Post Office, Beijing, P.O. Box 84-145	Zip Code	100085
	Tel	58858205	Fax	58858218
	Opening Bank	China Construction Bank, Shangdi Branch
	A/C NO.	11001045300053001380

Transferor (Party B)	Name	E-Pie Entertainment and Technology Co., Ltd.			Technology Contract Seal Or Corporate Seal [Seal: E-Pie Entertainment and Technology Co., Ltd.]
	Legal Rep	Wang Tongyan
	Authorized Agent	(Signature and Seal) /s/ Wang Tongyan
	Contact (Handler)	Niu Yuekun
	Domicile (Mail Add)	A-702-17, Yingchuangdongli Building, No.1 of Shangdi (E) Road, Haidian District, Beijing	Zip Code	100085
	Tel	58858263	Fax	58858263
	Opening Bank	China Construction Bank, Tsinghua Park Branch
	A/C NO.	6510005092610032127